Exhibit 10.129

2011 GLIMCHER LONG-TERM INCENTIVE COMPENSATON PLAN

   This document sets forth the terms and conditions of the 2011 Glimcher Long-Term Incentive Compensation Plan (the “Plan”), adopted on February 16, 2011, in accordance with the terms of the Company’s Amended and Restated 2004 Incentive Compensation Plan (the “2004 Plan”).

1.	PURPOSE OF THE PLAN

           The Executive Compensation Committee of the Glimcher Realty Trust Board of Trustees adopted the Plan pursuant to the terms and conditions of the 2004 Plan to provide long term incentive awards to senior executive officers of Glimcher Realty Trust (the “Company”).  The purpose of the Plan is to advance the interests of the Company and its stockholders and assist the Company in attracting and retaining senior executive officers of the Company and its Affiliates (as defined below), who, because of the extent of their responsibilities, can make significant contributions to the Company’s success by their ability, industry, loyalty, and exceptional services, by providing incentives and financial rewards to such senior executive officers.

2.	DEFINITIONS

2.1.       “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

2.2.       “Award” shall mean any amount granted to a Participant under the Plan, including, but not limited to, any non-cash incentives from the Company’s 2004 Plan.

    2.3.        “Award Agreement” shall mean either (a) a written agreement entered into by the Company and a Participant set forth the terms and provisions applicable to an Award under this Plan or (b) a written statement issued by the Company to a Participant describing the terms and provisions of such Award.

2.4.       “Board” shall mean the Board of Trustees of the Company.

2.5.       “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.6.       “Committee” shall mean the Executive Compensation Committee of the Board or any subcommittee thereof formed by the Committee to act as the Committee hereunder, subject to the provisions of Section 3.2(d) hereof.

2.7.       “Shares” or “Share” shall mean the Company’s common shares of beneficial interest.

2.8.        “Grant Date” shall mean the earliest calendar date on which all required authorizations from the Committee, Board, and any other necessary person or body have been obtained to make effective an Award under this Plan.

2.9.       “Participant” shall mean the Company’s Chief Executive Officer, President, Chief Financial Officer, and any Nonemployee Trustee or other senior executive officer of the Company or an Affiliate selected by the Committee to participate in the Plan pursuant to Section 3.1 hereof.

2.10.     “Peer Group” shall mean the entities listed in Exhibit A hereto; provided however, that Exhibit A shall be deemed to be automatically amended to delete any member company of the Peer Group if any such member company: (a) ceases during the Performance Period to have its Shares of stock publicly traded and listed on any national exchange, (b) issues a public announcement during the Performance Period of the commencement of a formal investigation by an agency or department of the United States government, (c) ceases during the Performance Period to qualify as a real estate investment trust (“REIT”) under the Code, (d) ceases during the Performance Period to operate primarily in the retail sector of the REIT industry, or (e) files for bankruptcy protection under the Bankruptcy Reform Act of 1978, as amended and supplemented.

    2.11.     “Performance Goal” shall mean the outcome of the Company’s Total Shareholder Return (defined below) for Shares during the Performance Period as compared to the total shareholder return, on a collective and aggregated basis, for the common shares of the Peer Group .

2.12.     “Performance Period” shall mean January 1, 2011 up to and including December 31, 2013.

2.13.     “Performance Share” shall mean any Award granted pursuant to Article 9 of the 2004 Plan and, subject to the terms of the 2004 Plan or any applicable Award Agreement, denominated in Shares.

                    2.14.     “Total Shareholder Return” or “TSR” shall mean the total market price appreciation or depreciation of the Shares, as calculated and determined by the Committee or its designee, for the Performance Period and for the entities that comprise the Peer Group, on a collective and aggregated basis.

3.                 ELIGIBILITY AND ADMINISTRATION

3.1.       Eligibility. The individuals eligible to participate in the Plan shall be the Company’s Chief Executive Officer, President, Chief Financial Officer, and any trustee or other senior executive officer of the Company or an Affiliate selected by the Committee to participate in the Plan.

3.2.       Administration. (a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and the 2004 Plan and subject to such other orders or resolutions, not inconsistent with the provisions of the Plan or the 2004 Plan, as may from time to time be adopted by the Board, to:

(i)	select the Participants to whom Awards may from time to time be duly awarded hereunder;

(ii)	determine the terms and conditions, not inconsistent with the provisions of the Plan or the 2004 Plan, of each Award;

(iii)	determine the time when Awards will be granted and paid;

(iv)
determine the performance goals for Awards for each Participant in respect of the Performance Period based on the Performance Goal and certify the calculation of the amount of the Award payable to each Participant in respect of the Performance Period;

(v)	determine whether payment of Awards may be deferred by Participants;

(vi)	interpret and administer the Plan, and any instrument or agreement entered into in connection with the Plan;

(vii)
correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award or Award Agreement in the manner and to the extent that the Committee shall deem desirable to carry it into effect;

(viii)	establish such rules and regulations, appoint such agents, and hire such experts or consultants as it shall deem appropriate for the proper administration of the Plan; and

(ix)	make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b)      Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Affiliate, any Participant and any person claiming any benefit or right under an Award or under the Plan.

(c)       To the extent not inconsistent with applicable law or the rules and regulations of the New York Stock Exchange (or such other principal securities market on which the Company’s securities are listed or qualified for trading), the Committee’s governing charter, previously adopted resolutions, and any applicable federal or state law, the Committee may delegate to one or more officers of the Company or a committee of officers the authority to take actions on its behalf pursuant to the Plan.

(d)       Each member of the Committee shall be an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code, or such successor section, and the regulations thereunder, as same may be amended from time to time. The Committee shall consist of no fewer than two persons. The Board may remove from, add members to, or fill vacancies in the Committee.

4.                PLAN AWARDS

    Performance Shares

(a)   Awards.  The Committee may award on one or more occasions an allocation of Performance Shares to eligible Participants in such amounts or denominations as is consistent with the terms and provisions of the 2004 Plan. All Performance Share awards shall be evidenced by an Award Agreement. Each allocated Performance Share shall be convertible into one Common Share upon the satisfaction of certain performance conditions and goals stated in the applicable Award Agreement. The actual amount of Performance Shares allocated to a Participant as part of a particular Award shall be determined by the Committee for the Performance Period. Upon satisfaction of the Performance Goal, allocated Performance Shares shall be converted into Shares from the 2004 Plan or such other equity compensation plan approved by the Company’s shareholders. The transfer of Shares to each Participant upon the satisfaction of the Performance Goal and conversion of the allocated Performance Shares shall be done pursuant to terms of each Participant’s Award Agreement. Participants to which Performance Shares are allocated shall have such rights, obligations, and benefits with respect to the Performance Shares as are stated in the applicable Award Agreement and the 2004 Plan.  A grant of Performance Shares may or may not satisfy the requirements of Section 162(m) of the Code, as determined by the Committee at the time of grant, and shall be subject to the terms of any Performance Share Award Agreement that shall accompany such grant.  In determining payout amounts or achievement of the Performance Goals, the Committee shall consider any factors, including those listed in Section 4(b), in a form and manner that permits any Award of Performance Shares authorized under this Plan to satisfy the requirements of Section 162(m) of the Code for deductibility.

(b)   Performance Period; Performance Goals. In determining the achievement of one or more of the Performance Goals in connection with an Award of Performance Shares, the Committee may consider or not consider in its evaluation the occurrence of any of the following events during the Performance Period: (i) asset write-downs by the Company, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization, recapitalization, and restructuring programs, (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30, as amended, superseded, modified, or revised, and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (vi) acquisitions or divestitures, and (vii) foreign exchange gains and losses.

(c)   Certification. In connection with an Award of Performance Shares and at such time as it shall determine appropriate following the conclusion of the Performance Period, the Committee shall certify, in writing, the amount of Shares that each Participant is entitled to receive for a particular Award granted during the Performance Period. The certification required by this subsection shall be a condition precedent and occur prior to any Award being issued to a Participant for satisfaction of the Performance Goal under this Plan.

   (d)   Payment of Awards. The amount of Shares that each Participant is entitled to receive for a particular Award may, in the sole discretion of the Committee, be more or less than the amount otherwise payable and issuable to the Participant based on attainment of the Performance Goal for the Performance Period as determined in accordance with this Section 4(b) hereof.

(e)   Commencement or Termination of Employment.  If a person becomes a Participant during the Performance Period (whether through promotion or commencement of employment) then the Committee, as determined in its sole discretion, may make Awards of Performance Shares under this Plan to such person in such an amount as the Committee shall determine at that time.  The Committee shall specify in an Award Agreement what the Participant’s rights shall be with respect to an Award of Performance Shares in the event that the Participant dies, retires, is disabled, or if the Participant’s employment with the Company, or any Affiliate, is otherwise terminated (with or without cause), during the Performance Period.

(f)   Maximum Award.  The maximum aggregate award of Performance Shares that any one Participant may receive during any one calendar year shall be one hundred thousand (100,000) Performance Shares.

5.                MISCELLANEOUS

5.1.   Amendment and Termination of the Plan.  The Committee may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law. No amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant’s consent.

5.2.   Section 162(m) of the Code. All Awards of Performance Shares made under this Plan are intended to be Performance-Based Compensation that satisfies the requirements of Section 162(m) of the Code unless the Committee states otherwise in writing.

5.3.   Tax Withholding. The Company or an Affiliate shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable federal, state and local taxes required to be paid or withheld. The Company or an Affiliate shall have the right to withhold from wages, Awards or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required, the Company or an Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations. Notwithstanding anything to the contrary in this Section 5.3, in no event shall any deduction or withholding or remittance made under this Section 5.3 exceed the minimum statutory withholding requirements under applicable federal, state and local law.

  5.4.   Right of Discharge Reserved; Claims to Awards. Nothing in the Plan shall provide any Participant a right to receive any underlying Shares in connection with an Award of Performance Shares with respect to the Performance Period. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or an Affiliate or affect any right that the Company or an Affiliate may have to terminate the employment of (or to demote or to exclude from future Awards under the Plan) any such Participant at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of the termination of employment of any Participant. No Participant shall have any claim to be granted any underlying Shares in connection with an Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

5.5.   Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or an Affiliate, division, joint venture, or business unit of the Company.  Any income or gain realized pursuant to Awards under the Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the existing or future employee benefit plans of the Company or an Affiliate except as may be determined by the Committee or by the Board or similar governing body of the applicable Affiliate.

5.6.   Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to approval by the Company’s stockholders if such approval is required by applicable law or rule; and such arrangements may be either generally applicable or applicable only in specific cases.  If there is any inconsistency between the terms of this Plan and the 2004 Plan, then the 2004 Plan’s terms shall completely supersede and replace the conflicting terms of this Plan.

5.7.   Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall: (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

5.8.   Construction. As used in the Plan, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”  Capitalized terms not otherwise defined herein shall have the meaning given those terms under the 2004 Plan.

5.9.   Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation and deferred compensation if permitted by the Committee. With respect to any payments payable under the Plan to a Participant that are unpaid, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

5.10.   Change In Control.  In addition to the terms and conditions of this Plan, the 2004 Plan, and any applicable Award Agreement, one or more Awards may be subject to the terms and conditions set forth in an additional written agreement between the Company and a Participant providing for different terms or provisions with respect to such Awards upon a “Change in Control” of the Company (as that term may be defined in such written agreement), including but not limited to acceleration of benefits, lapsing of restrictions, vesting of benefits and such other terms, adjustment of the Performance Period, conditions or provisions as may be contained in such written agreement; provided however, that such written agreement may not increase the maximum amount of such Awards.

5.11.   Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of New York, without reference to principles of conflict of laws that might result in the application of the laws of another jurisdiction, and shall be construed accordingly.

5.12.   Effective Date of Plan.  The Plan shall be effective on the earliest date on which its terms and provisions have been approved by both the Committee and Board. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled by December 31, 2011.

5.13.   Term of the Plan.  The Plan shall expire upon the conclusion of the Performance Period. The termination of this Plan by the expiration of its term shall in no way impair the rights, benefits, and privileges of a Participant under any Award previously granted without such Participant’s consent.

    5.14.   Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

  5.15    Section 409A. Unless otherwise indicated in the applicable Award Agreement, it is not intended that any Award under this Plan, in form and/or operation, will constitute “deferred compensation” within the meaning of Code Section 409A and therefore, it is intended that each Award will not be subject to the requirements applicable to deferred compensation under section 409A of the Code and the regulations thereunder.

                    (a)      Awards that are not intended to constitute deferred compensation. With respect to an Award that is not intended to constitute deferred compensation within the meaning of Code Section 409A, (i) to the extent necessary and permitted under Code Section 409A, the Company is authorized to amend this Plan or applicable Award Agreement or to substitute such Award with another Award of comparable economic value so that the Award as modified or substituted and/or the Plan as modified, remains exempt from the requirements applicable to deferred compensation under Code Section 409A of the Code (ii) the Committee shall take no action otherwise permitted under the Plan or under an Award Agreement to the extent such action shall cause such Award to be treated as deferred compensation within the meaning of Code Section 409A. The Committee, in its sole discretion, shall determine to what extent if any, this Plan or applicable Award Agreement shall be required to be so modified or substituted. Notwithstanding any provision to the contrary, such modification or substitution shall be made without prior notice to or consent of Participants.

                    (b)      Awards that constitute deferred compensation. With respect to an Award that constitutes deferred compensation within the meaning of Code Section 409A by form or operation (including, but not limited to, an Award referenced under paragraph (a) above that the Committee determines is a form of deferred compensation), (i) to the extent necessary the Company is authorized to amend this Plan or applicable Award Agreement or to substitute such Award with another Award of comparable economic value so that the Award as modified or substituted and/or the Plan as modified, complies with the requirements applicable to deferred compensation under Code Section 409A and (ii) the Committee shall take no action otherwise permitted under the Plan or under an Award Agreement to the extent such action shall cause such Award to no longer comply with the requirements applicable to deferred compensation under Code Section 409A. The Committee, in its sole discretion, shall determine to what extent if any, this Plan or applicable Award Agreement shall be required to be so modified or substituted. Notwithstanding any provision to the contrary, such modification or substitution shall be made without prior notice to or consent of Participants.

                    (c)Treatment of specified employees. If a Participant is a “specified employee” as defined under Code Section 409A and the Participant’s Award is to be settled on account of the Participant’s separation from service (for reasons other than death) and such Award constitutes “deferred compensation” as defined under Code Section 409A, then any portion of the Participant’s Award that would otherwise be settled during the six-month period commencing on the Participant’s separation from service shall be settled as soon as practicable following the conclusion of the six-month period (or following the Participant’s death if it occurs during such six-month Period.

EXHIBIT A

1.	Acadia Realty Trust
2.	BRE Properties
3.	CBL & Associates Properties, Inc.
4.	Cedar Shopping Centers, Inc.
5.	Colonial Properties Trust
6.	Developers Diversified Realty
7.	Equity One, Inc.
8.	Federal Realty Investment
9.	General Growth Properties, Inc.
10.	Inland Real Estate Corp.
11.	Kimco Realty Corp.
12.	Kite Realty Group Trust
13.	Macerich Co.
14.	National Retail Properties
15.	Ramco-Gershenson Properties
16.	Pennsylvania Real Estate Investment Trust
17.	Realty Income Corp.
18.	Regency Centers Corp.
19.	Saul Centers, Inc.
20.	Simon Property Group, Inc.
21.	Tanger Factory Outlet Centers, Inc.
22.	Taubman Centers, Inc.
23.	UDR, Inc.
24.	Weingarten Realty Investors